Exhibit 99.1

Media Contact: Financial Contact:	Bob Klein (414) 343-8664 Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON EARNINGS, RETAIL MOTORCYCLE SALES RISE IN THIRD QUARTER

Earnings Climb to $0.78 Per Share on Motorcycle Shipment Growth, Improved Motorcycle

Operating Margin and Financial Services Results

Worldwide Harley-Davidson® Retail New Motorcycle Sales Rise,

Led by 5.4 Percent Growth in U.S.

Company Marks Continued Progress on Transformation Strategy

Company Repurchases Shares

MILWAUKEE, Oct. 18, 2011 — Harley-Davidson, Inc. (NYSE: HOG) reported continued strong improvement in earnings and dealer retail sales in the third quarter of 2011 and through nine months, compared to 2010.

Income from continuing operations in the third-quarter 2011 rose 95.9 percent to $183.6 million, or $0.78 per share, compared to income of $93.7 million, or $0.40 per share from continuing operations in the year-ago quarter. Third-quarter operating income from Motorcycles and Related Products grew 78.0 percent on higher shipment volume and operating margin improvement, while operating income from Financial Services grew 21.9 percent on continued improvement in credit performance, compared to the third quarter of 2010.

Retail sales of new Harley-Davidson motorcycles grew 5.1 percent worldwide in the third quarter compared to the prior-year period, led by a 5.4 percent rise in the U.S.

For the first nine months of 2011, Harley-Davidson income from continuing operations was up 63.5 percent compared to the year-ago period to $493.4 million, or $2.09 per share. Retail sales of new Harley-Davidson motorcycles through nine months grew 4.9 percent worldwide compared to the year-ago period.

“We are pleased with our sustained progress and we continue to realize strong momentum in the transformation our business,” said Keith Wandell, President and Chief Executive Officer of Harley-Davidson, Inc.

“Two years ago we embarked on our strategy to focus solely on the Harley-Davidson brand, provide the flexibility required in today’s market and make Harley-Davidson lean, agile and more effective than ever at delivering remarkable products and extraordinary customer experiences. Today, we continue to see the positive results of the course we have charted,” Wandell said. “The changes underway in manufacturing, product development and retail capability will increasingly enable Harley-Davidson to be customer-led like never before.

“Harley-Davidson’s transformation involves a tremendous amount of highly complex, challenging work across every part of the organization. While much remains to be done, we are well down the road and everyone involved deserves much credit for bringing these changes to life,” Wandell said. “I continue to be impressed by the willingness of all employees, including the union leadership, to do the necessary things to transform our business to be a world class, sustainable operation.”

Retail Harley-Davidson Motorcycle Sales

On a worldwide basis, third-quarter retail Harley-Davidson new motorcycle sales grew 5.1 percent compared to last year’s third quarter to 61,838 units. Dealers sold 42,640 new Harley-Davidson motorcycles in the U.S., a 5.4 percent increase compared to last year’s third quarter. In international markets, dealers sold 19,198 new Harley-Davidson motorcycles during the third quarter, an increase of 4.4 percent compared to the year-ago period.

Through nine months, worldwide retail sales of new Harley-Davidson motorcycles increased 4.9 percent compared to the prior-year period to 194,829 units. U.S. retail sales of new Harley-Davidson motorcycles increased 4.7 percent to 127,930 units through three quarters compared to the year-ago period. In international markets, retail sales of new Harley-Davidson motorcycles increased 5.2 percent to 66,899 units for the first nine months of 2011 compared to 2010. Through nine months, industry-wide U.S. heavyweight new motorcycle (651cc-plus) retail unit sales increased 3.7 percent, compared to the year-ago period.

Third-quarter and nine-month data are listed in the accompanying tables.

Harley-Davidson Motorcycles and Related Products Segment Financial Results

Third-Quarter Segment Results: Revenue from Harley-Davidson Motorcycles during the third quarter of 2011 of $922.3 million was up 15.5 percent compared to the year-ago period. The Company shipped 61,745 Harley-Davidson motorcycles to dealers and distributors worldwide during the quarter, compared to shipments of 53,293 motorcycles in the third quarter of 2010.

Revenue from Motorcycle Parts and Accessories (P&A) totaled $235.7 million during the quarter, up 7.6 percent, and revenue from General Merchandise, which includes MotorClothes® Apparel and Accessories, was $69.3 million, up 8.2 percent compared to the year-ago period.

Gross margin was 33.7 percent in the third quarter of 2011, compared to 34.9 percent in the third quarter of 2010. Third-quarter operating margin was 14.7 percent, compared to 9.3 percent in the third quarter of 2010.

Nine-Month Segment Results: Through the first nine months of 2011, the Company shipped 182,387 Harley-Davidson motorcycles to dealers and distributors, a 9.9 percent increase compared to last year’s 166,013 units for the period.

Revenue from Harley-Davidson Motorcycles through nine months was $2.76 billion, a 13.2 percent increase compared to the year-ago period. Nine-month P&A revenue was $655.4 million, a 9.3 percent increase from the first nine months of 2010. General Merchandise revenue was $204.8 million, a 3.6 percent increase compared to the same period in 2010.

Gross margin through nine months was 34.0 percent and operating margin was 14.5 percent, compared to 35.5 percent and 11.8 percent respectively through nine months last year.

Financial Services Segment

The Financial Services segment recorded operating income of $62.0 million in the third quarter, compared to operating income of $50.9 million in the year-ago quarter. The increase in year-over-year operating income was largely the result of continued improvement in credit performance at Harley-Davidson Financial Services. Through nine months, operating income from financial services was $212.0 million, compared to operating income of $138.4 million in the first three quarters of 2010.

Guidance

Harley-Davidson continues to expect to ship 228,000 to 235,000 Harley-Davidson motorcycles to dealers and distributors worldwide in 2011, including 45,500 to 52,500 motorcycles in the fourth quarter.

For the full year, Harley-Davidson now expects gross margin to be between 33.5 percent and 34.5 percent, compared to previous guidance of 34.0 percent to 35.0 percent. The Company continues to expect capital expenditures of between $210 million and $230 million, which includes $70 million to $85 million to support restructuring activities.

Restructuring Update

Harley-Davidson has lowered cost estimates related to the restructuring of its production operations and now expects all previously announced company-wide restructuring activities to result in one-time charges of $480 million to $495 million, including 2011 charges of $70 million to $80 million. The Company continues to expect to realize savings on a cumulative basis in 2011 of $210 million to $230 million from restructuring activities initiated since early 2009, and annual ongoing savings of $305 million to $325 million when the restructuring is fully implemented. Through the first nine months of 2011, the Company incurred restructuring charges of $49.0 million, including $12.4 million in the third quarter. During the third quarter, Harley-Davidson completed the consolidation of final assembly operations at York, Pa. Final assembly of all Touring, Softail, Trike and Custom Vehicle Operations (CVO) motorcycles now occurs on a single assembly line.

Income Tax Rate

Through nine months, the Company’s effective tax rate was 30.4 percent, compared to 34.0 percent in the year-ago period. The 2011 effective tax rate through the third quarter was favorably impacted by a settlement of an IRS audit, as well as a change in the Wisconsin income tax law associated with certain net operating losses. In 2011, the Company now expects its full-year effective tax rate from continuing operations to be approximately 31 percent.

Cash Flow

Cash and marketable securities totaled $1.61 billion at the end of the quarter, compared to $1.55 billion at the end of last year’s third quarter. During the first nine months of 2011, Harley-Davidson generated $901.6 million of cash from operating activities. In the first nine months of 2010, the Company generated $1.17 billion of cash from operating activities. Capital expenditures through the first nine months of 2011 were $106.1 million.

Share Repurchase

The Company repurchased 2.5 million shares of Harley-Davidson, Inc. common stock at a cost of $90.8 million during the third quarter of 2011. At the end of the third quarter, there were approximately 232 million shares of Harley-Davidson common stock outstanding and 22.4 million shares remaining on board-approved share repurchase authorizations.

Company Background

Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company produces heavyweight custom, cruiser and touring motorcycles and offers a complete line of Harley-Davidson motorcycle parts, accessories, riding gear and apparel, and general merchandise. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and select European countries. For more information, visit Harley-Davidson’s Web site at www.harley-davidson.com.

Conference Call and Webcast Presentation

Harley-Davidson will discuss third-quarter results on a Webcast at 8:00 a.m. CT today. The Webcast presentation will be posted prior to the call and can be accessed at http://investor.harley-davidson.com/. Click “Events and Presentations” under “Resources.”

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) execute its business strategy, (ii) effectively execute the Company’s restructuring plans within expected costs and timing, (iii) implement and manage enterprise-wide information technology solutions, including solutions at its manufacturing facilities, and secure data contained in those systems, (iv) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (v) anticipate the level of consumer confidence in the economy, (vi) manage through inconsistent economic conditions, including changing capital, credit and retail markets, (vii) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (viii) successfully implement with our labor unions the agreements that we have executed with them that we believe will provide flexibility and cost-effectiveness to accomplish restructuring goals and long-term competitiveness, (ix) manage supply chain issues, including the ability of several Company suppliers to execute short-term and long-term contingency plans for maintaining supply, or obtaining alternate supply, of certain components and sub-components currently manufactured in Japan, (x) manage production capacity and production changes, (xi) provide products, services and experiences that are successful in the marketplace, (xii) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xiii) manage the risks that our independent dealers may have difficulty obtaining capital and managing through unfavorable economic conditions and consumer demand, (xiv) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (xv) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (xvi) sell all of its motorcycles and related products and services to its independent dealers, (xvii) continue to develop the capabilities of its distributor and dealer network, (xviii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xix) adjust to healthcare inflation and reform, pension reform and tax changes, (xx) retain and attract talented employees, and (xxi) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation.

In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

# # #

TABLES FOLLOW

Harley-Davidson, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 25, 2011	September 26, 2010	September 25, 2011	September 26, 2010
Motorcycles and related products revenue	$1,232,699	$1,087,115	$3,635,487	$3,259,551
Gross profit	415,391	379,806	1,235,525	1,156,337
Selling, administrative and engineering expense	222,258	210,828	660,890	624,984
Restructuring expense	12,429	67,476	49,022	145,837

Operating income from motorcycles & related products	180,704	101,502	525,613	385,516

Financial services revenue	164,557	172,845	492,296	516,387
Financial services expense	102,573	121,977	280,322	377,992

Operating income from financial services	61,984	50,868	211,974	138,395

Operating income	242,688	152,370	737,587	523,911
Investment income	2,479	1,239	5,625	3,666
Interest expense	11,270	23,102	34,101	70,148

Income before income taxes	233,897	130,507	709,111	457,429
Provision for income taxes	50,303	36,790	215,677	155,684

Income from continuing operations	183,594	93,717	493,434	301,745
Loss from discontinued operations, net of tax	—	(4,888)	—	(108,434)

Net income	$183,594	$88,829	$493,434	$193,311

Earnings per common share from continuing operations:
Basic	$0.79	$0.40	$2.11	$1.29
Diluted	$0.78	$0.40	$2.09	$1.29

Loss per common share from discontinued operations:
Basic	$—	$(0.02)	$—	$(0.46)
Diluted	$—	$(0.02)	$—	$(0.46)

Earnings per common share:
Basic	$0.79	$0.38	$2.11	$0.83
Diluted	$0.78	$0.38	$2.09	$0.82

Weighted-average common shares:
Basic	233,800	233,504	233,989	233,232
Diluted	235,861	234,786	235,981	234,627

Cash dividends per common share	$0.125	$0.10	$0.350	$0.30

Harley-Davidson, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) September 25, 2011	December 31, 2010	(Unaudited) September 26, 2010
ASSETS
Current assets:
Cash and cash equivalents	$1,428,753	$1,021,933	$1,494,301
Marketable securities	179,285	140,118	55,229
Accounts receivable, net	285,332	262,382	306,085
Finance receivables, net	1,104,056	1,080,432	1,065,103
Restricted finance receivables held by variable interest entities, net	586,144	699,026	674,371
Inventories	345,963	326,446	319,101
Restricted cash held by variable interest entities	238,208	288,887	287,613
Other current assets	217,445	247,402	297,157

Total current assets	4,385,186	4,066,626	4,498,960

Finance receivables held for investment, net	2,095,839	1,553,781	2,045,249
Restricted finance receivables held by variable interest entities, net	2,119,789	2,684,330	2,425,788
Other long-term assets	1,103,545	1,126,003	1,070,963

	$9,704,359	$9,430,740	$10,040,960

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$1,021,433	$782,017	$934,651
Short-term debt	774,971	480,472	587,981
Current portion of long-term debt	—	—	201,426
Current portion of long-term debt held by variable interest entities	644,779	751,293	731,833

Total current liabilities	2,441,183	2,013,782	2,455,891

Long-term debt	2,804,605	2,516,650	2,814,400
Long-term debt held by variable interest entities	1,350,294	2,003,941	1,801,537
Pension and postretirement healthcare liabilities	368,891	536,847	626,128
Other long-term liabilities	138,126	152,654	153,054

Total shareholders’ equity	2,601,260	2,206,866	2,189,950

	$9,704,359	$9,430,740	$10,040,960

Harley-Davidson, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended
	September 25, 2011	September 26, 2010
Net cash provided by operating activities of continuing operations	$901,601	$1,169,502

Cash flows from investing activities of continuing operations:
Capital expenditures	(106,115)	(77,559)
Finance receivables held for investment, net	(33,775)	200,573
Net change in marketable securities	(37,678)	(13,918)

Net cash (used by) provided by investing activities of continuing operations	(177,568)	109,096

Cash flows from financing activities of continuing operations:
Proceeds from issuance of medium-term notes	394,277	—
Proceeds from securitization debt	571,276	—
Repayments of securitization debt	(1,333,541)	(1,518,528)
Net increase in credit facilities and unsecured commercial paper	182,058	145,687
Net borrowings of asset-backed commercial paper	(483)	(845)
Net change in restricted cash	50,679	78,928
Dividends	(82,557)	(70,480)
Purchase of common stock for treasury	(97,456)	(1,687)
Excess tax benefits from share-based payments	2,702	3,590
Issuance of common stock under employee stock option plans	7,763	7,466

Net cash used by financing activities of continuing operations	(305,282)	(1,355,869)

Effect of exchange rate changes on cash and cash equivalents of continuing operations	(11,857)	4,921

Net increase (decrease) in cash and cash equivalents of continuing operations	406,894	(72,350)

Cash flows from discontinued operations:
Cash flows from operating activities of discontinued operations	(74)	(68,650)
Cash flows from investing activities of discontinued operations	—	—
Effect of exchange rate changes on cash and cash equivalents of discontinued operations	—	(1,195)

	(74)	(69,845)

Net increase (decrease) in cash and cash equivalents	$406,820	$(142,195)

Cash and cash equivalents:
Cash and cash equivalents—beginning of period	$1,021,933	$1,630,433
Cash and cash equivalents of discontinued operations—beginning of period	—	6,063
Net increase (decrease) in cash and cash equivalents	406,820	(142,195)

Cash and cash equivalents—end of period	$1,428,753	$1,494,301

Motorcycles and Related Products Revenue and

Motorcycle Shipment Data

(Unaudited)

	Three months ended		Nine months ended
	September 25,	September 26,	September 25,	September 26,
	2011	2010	2011	2010
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Harley-Davidson® motorcycles	$922,257	$798,769	$2,761,374	$2,439,206
Buell® motorcycles	212	828	1,189	11,734
Parts & Accessories	235,676	218,975	655,387	599,845
General Merchandise	69,333	64,052	204,809	197,667
Other	5,221	4,491	12,728	11,099

	$1,232,699	$1,087,115	$3,635,487	$3,259,551

MOTORCYCLE SHIPMENTS:
Harley-Davidson
United States	41,066	34,394	118,555	104,019
International	20,679	18,899	63,832	61,994

Total Harley-Davidson	61,745	53,293	182,387	166,013

Buell	44	157	264	2,551

MOTORCYCLE PRODUCT MIX:
Harley-Davidson
Touring	22,357	20,042	70,410	63,413
Custom	25,638	22,581	71,526	69,323
Sportster®	13,750	10,670	40,451	33,277

Total Harley-Davidson	61,745	53,293	182,387	166,013

Worldwide Retail Sales of Harley-Davidson Motorcycles

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
North America Region
United States	42,640	40,459	127,930	122,145
Canada	2,458	2,562	9,288	9,354

Total North America Region	45,098	43,021	137,218	131,499
Europe Region (Includes Middle East and Africa)
Europe*	8,064	7,973	33,337	31,440
Other	1,243	941	3,947	3,079

Total Europe Region	9,307	8,914	37,284	34,519
Asia Pacific Region
Japan	2,868	3,199	7,827	8,454
Other	2,620	2,194	7,745	6,832

Total Asia Pacific Region	5,488	5,393	15,572	15,286
Latin America Region	1,945	1,521	4,755	4,416

Total Worldwide Retail Sales	61,838	58,849	194,829	185,720

Data Source (subject to update)

Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

*	Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Motorcycle Registration Data(1)

	Nine months ended
	September 30,	September 30,
	2011	2010
United States(2)	231,117	222,935

	Eight months ended
	August 31,	August 31,
	2011	2010
Europe(3)	241,744	247,517

1	Heavyweight data includes street legal 651+cc models. Street legal 651+cc models include on-highway, dual purpose models and three-wheeled vehicles.
2	United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update. Prior periods have been adjusted to include all dual purpose models that were previously excluded.
3	Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 651+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. Europe market data is reported on a one-month lag. This third-party data is subject to revision and update.